EXHIBIT 99.1
news

      F I N A N C I A L
        RELATIONS BOARD

        RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
August 2, 2007

NN, INC. REPORTS SECOND QUARTER 2007 RESULTS

Results Include $14.9 million, or $0.87 per Diluted Share, in Non-Cash, After-Tax Restructuring and Other One Time Charges

Johnson City, Tenn, August 2, 2007 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2007. The results for the second quarter and first half of 2007 include the operations of Whirlaway, which was acquired on December 1, 2006 and certain restructuring and other one time charges.

Net sales for the second quarter of 2007 were $107.3 million, an increase of $23.7 million, or 28.3% from net sales of $83.6 million for the same period of 2006.  The acquisition of Whirlaway contributed $17.1 million of this increase. The remainder of the increase was due to the positive effect of currency translation of $3.8 million and stronger than expected demand, mainly at our European operations of $2.8 million.  Net loss for the second quarter of 2007 totaled $11.8 million, or $0.69 per diluted share, compared to net income of $3.5 million, or $0.20 per diluted share for the second quarter of 2006.  The 2007 second quarter results include the recording of approximately $14.9 million, or $0.87 per diluted share, in after-tax restructuring and other one time charges.  Excluding the impact of the results of Whirlaway’s $0.03 per diluted share loss for the quarter and the restructuring and other one time charges, net income for the second quarter would have been $3.6 million, or $0.21 per diluted share.

Net sales for the first half of 2007 were $215.2 million, up $45.6 million, or 26.9% as compared to $169.6 million for the same period of 2006.  The acquisition of Whirlaway contributed $35.1 million of this increase. The positive effect of currency translation amounted to $9.3 million and volume increases, mainly in Europe of $2.6 million were offset by unfavorable price/mix issues of $1.4 million. Net loss for the first half of 2007 totaled $8.1 million, or $0.47 per diluted share, compared to net income of $8.7 million, or $0.50 per diluted share for the same period of 2006.  The 2007 first half results include the recording of approximately $14.9 million, or $0.87 per diluted share, in after-tax restructuring and other one time charges.  Excluding the impact of results of Whirlaway’s $0.03 per share loss and the restructuring and other one time charges, net income for the first six months would have been $7.3 million, or $0.43 per diluted share.

As a percentage of net sales, 2007 second quarter cost of products sold was 80.1% compared to 77.7% recorded in the prior year.  Approximately 60% of the increase of cost of goods sold as a percentage of net sales was associated with the addition of our Whirlaway operation.  The remainder of the increased costs was due mainly to price/mix issues in our European operations.  Year-to-date cost of products sold was 79.4% in 2007 as compared to 77.2% for the same period last year.  Approximately 60% of this increase as a percentage of net sales was also due to the addition of our Whirlaway operation.  The remainder of the increased costs was due mainly to price/mix issues in our European operations.

Selling, general and administrative expenses were $9.6 million or 8.9% of net sales for the second quarter of 2007 as compared to $7.1 million, or 8.5% of net sales for the second quarter of 2006.  The acquisition of Whirlaway accounted for $1.1 million of the increase and currency translation, increased stock option expense and legal and consulting expenses accounted for the remainder of the increase.  Selling, general and administrative expenses for the first half of 2007 of 8.8% of net sales were relatively flat as compared to 8.7% of net sales for the same period in 2006.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “On July 25, 2007, we announced that we would be revising our original 2007 full year earnings guidance from $0.98 to $1.04 per diluted share to $0.70 to $0.74 per diluted share, before restructuring and other one time charges.  This reduction in guidance was due mainly to two factors: sales weakness in the Precision Metal Components Division (Whirlaway) and lower than anticipated revenues and profits from our manufacturing facility in China.  The sales weakness in the Precision Metal Components Division is principally a result of negative factors in two major end markets, HVAC and diesel engine. Sales to these end markets for the full year are now forecasted to be $12.0 million less than we originally planned for 2007. The HVAC segment has been impacted dramatically by two factors; customer inventory build in advance of the compliance date of a new energy regulation (“13 SEER”) and the continuing slowdown of new home construction. Similarly, the 2007 diesel engine highway emissions legislation that took effect January 1, 2007, prompted a 2006 pre-buy as fleet buyers sought to avoid the expensive technology improvements mandated by new government regulation. Demand for products used in vehicles such as Class 8 trucks built in 2007 has been far lower than predicted at the beginning of the year.”

Mr. Baty continued, “Although we anticipated the negative economic impact of these two factors affecting our HVAC and diesel engine business in our original guidance, we did not accurately forecast the magnitude of the impact on our overall revenue for 2007.  Despite the current level of unprofitable business at Whirlaway, we feel this is a short-term situation with these two end markets.  We anticipate business levels in 2008 to return to more normalized levels and to achieve the profitability objectives we set at the time of the acquisition of Whirlaway.  Additionally, with the exception of our continuing profitability problems in our China facility, our Metal Bearing Component and Rubber and Plastics Component Divisions are performing at business plan levels in terms of both revenues and profitability. Our cylindrical and tapered roller products have been strong for the first half of the year, and precision ball demand has been above our initial expectations.  However, the shift of existing and new business to our China facility has been much slower than we had hoped and revenue in the facility continues to fall below break even volume and our expectations that we set at the beginning of the year. We will continue to work diligently during the last half of 2007 to achieve profitable levels of production and sales at our Chinese facility moving forward, including obtaining customer approvals and the integration of new business.”

Mr. James Dorton, Vice President and Chief Financial Officer commented, “As we previously stated in our release on July 25, 2007, we are taking steps to appropriately adjust our cost structure. This restructuring will occur mainly at our European operations of the Metal Bearing Components Division as we adjust our global precision ball manufacturing capacity to better take advantage of favorable cost structures at our Slovakian and Chinese ball manufacturing facilities.  This will result in our recording of restructuring and other one time charges during the second and third quarters of 2007.  During the second quarter, we recorded approximately $15.3 million ($14.9 million after-tax or $0.87 per diluted share) of non-cash restructuring costs.  These costs include the write-down of certain excess production equipment and the impairment of goodwill and other intangible assets to levels supported by projected cash flows after the restructuring.  Additionally, in the third quarter, we anticipate incurring approximately $0.9 million ($0.6 million after-tax, or $0.04 per diluted share) of cash charges for legal and employment expenses associated with the restructuring.”

Mr. Baty concluded, “We remain optimistic regarding the acquisition of Whirlaway and our long-term growth and profitability objectives associated with our new Precision Metal Components Division.  Whirlaway is the cornerstone of a new platform that will continue to provide us with excellent growth opportunities in the future.  Additionally, although we will incur restructuring and other one-time charges in 2007, we are taking the necessary steps to restructure our European precision ball manufacturing facilities to best take advantage of our global capabilities and cost structure.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.

Financial Tables Follow

NN, Inc. Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$ 107,302	$ 83,554	$ 215,246	$ 169,571
Cost of products sold (exclusive of depreciation shown separately below)	85,929	64,905	171,010	130,904
Selling, general and administrative	9,558	7,063	18,983	14,744
Depreciation and amortization	5,658	4,425	11,180	8,587
Restructuring and asset impairment charges	15,269	--	15,269	--
Loss (Gain) on disposal of assets	(6)	4	(11)	(726)
Income (Loss) from operations	(9,106)	7,157	(1,185)	16,062

Interest expense, net	1,630	1,021	3,325	2,007
Other (income) expense, net	(22)	449	3	240
Income (Loss) before provision for income taxes	(10,714)	5,687	(4,513)	13,815
Provision for income taxes	1,104	2,234	3,550	5,100
Net income (Loss)	$(11,818)	$ 3,453	$ (8,063)	$ 8,715

Diluted income per common share	$ (0.69)	$ 0.20	$ (0.47)	$ 0.50

Weighted average diluted shares	17,028	17,369	17,031	17,365

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current Assets:
Cash	$ 12,820	$ 11,681
Accounts receivable, net	74,267	63,442
Inventories, net	45,273	43,538
Other current assets	8,448	7,203
Total current assets	140,808	125,864

Property, plant and equipment, net	152,369	156,447
Goodwill and intangible assets, net	44,327	56,278
Other assets	4,884	4,112
Total assets	$ 342,388	$ 342,701

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 49,782	$ 52,576
Accrued salaries and wages	14,886	13,519
Current portion of long-term debt	9,054	851
Other liabilities	8,998	7,923
Total current liabilities	82,720	74,869

Deferred income taxes	16,926	16,334
Long-term notes payable and Related Party Debt	100,160	102,016
Other	16,685	16,313
Total liabilities	216,491	209,532

Total stockholders’ equity	125,897	133,169

Total liabilities and stockholders’ equity	$ 342,388	$ 342,701

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2007		Six Months Ended June 30, 2007
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Loss	$ (11,818)	$ (0.69)	$ (8,063)	$ (0.47)
After-tax restructuring and other one time charges	14,873	0.87	14,873	0.87
After –tax loss of Whirlaway	507	0.03	460	0.03
Net income excluding restructuring and other one time charges and Whirlaway net loss	$ 3,562	$ 0.21	$ 7,270	$ 0.43